Exhibit 5.1

[BRYAN CAVE LOGO APPEARS HERE]

Bryan Cave LLP One Kansas City Place 1200 Main Street, Suite 3500 Kansas City, MO 64105-2100 Tel (816) 374-3200 Fax (816) 374-3300 www.bryancave.com	Hong Kong Irvine Jefferson City Kansas City Kuwait Los Angeles New York Overland Park Phoenix Riyadh Shanghai St. Louis United Arab Emirates Abu Dhabi Dubai Washington, D.C.	In Association With Bryan Cave (Illinois) Chicago and Bryan Cave, A Multinational Partnership London

April 2, 2004

Concorde Career Colleges, Inc.

5800 Foxridge, Suite 500

Mission, Kansas 66202

Ladies and Gentlemen:

We have acted as counsel to Concorde Career Colleges, Inc., a Delaware corporation (the “Corporation”), in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 (the “Registration Statement”) of 300,000 shares of the Corporation’s common stock, par value $0.10 per share (the “Common Stock”) reserved for issuance pursuant to the Concorde Career Colleges, Inc. 2002 Long-Term Executive Compensation Plan (the “Plan”). Such shares of Common Stock issuable pursuant to the Plan are herein referred to as “the Shares.”

As such counsel, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, instruments and certificates of officers and representatives of the Corporation and have made such investigations of law, as we deem necessary or appropriate in order to enable us to render the opinion expressed below.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly and validly authorized for issuance and will be, when issued and delivered pursuant to the Plan, fully paid and nonassessable.

The opinion stated herein, is as of the date hereof, and we assume no obligation to update or supplement this legal opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. This legal opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/S/    BRYAN CAVE LLP

Bryan Cave LLP